EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Atrinsic, Inc.:

We consent to the incorporation by reference in Registration Statement Nos. 333-145933 and 333-164465 on Form S-8 of Atrinsic, Inc. and subsidiaries of our report dated March 30, 2010, with respect to the consolidated balance sheets of Atrinsic, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity, comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 10-K of Atrinsic, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York

March 30, 2010

EX-4